CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Candie's, Inc.
Valhalla, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated April 19, 2001, relating to the consolidated financial statements and schedule of Candie's, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended January 31,2001.





/s/ BDO Seidman, LLP
BDO Seidman, LLP
New York, NY 10017

December 19, 2001